Exhibit 10 (i)

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT dated as of
August 12, 2004, between BORDEN
CHEMICAL, INC., a New Jersey corporation (the
“Company”), and the employee signatory hereto
(the “Executive”).

WHEREAS, pursuant to a Stock Purchase Agreement dated as of July 5, 2004 (the “Purchase Agreement”), among BHI Investment, LLC, a Delaware limited liability company (“Parent”), BW Holdings LLC, a Delaware limited liability company, Borden Holdings, Inc., a Delaware corporation (“BHI”), the Company, and the other parties thereto, on the date hereof (the “Effective Date”), BHI Acquisition Corp., a Delaware corporation (“Holdings”), a wholly owned subsidiary of Parent, acquired all of the capital stock of BHI and the Company.

WHEREAS, the Company and/or certain of its subsidiaries wish to continue to employ the Executive and the Executive wishes to continue to be employed by the Company and/or certain of its subsidiaries and the parties consequently wish to amend and restate the Employment Letter dated as of January 4, 2002, between the Company and the Executive (the “Original Employment Arrangement”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Employment Arrangement shall be amended and restated in its entirety as follows:

Section 1. Effective Date.

Subject to Section 3, commencing on the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement.

Section 2. Terms of Employment.

(a) Position. During the term of the Executive’s employment, the Executive shall serve in the position set forth on the signature page hereto and shall report to the person or persons set forth on the signature page hereto. The Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the person or persons to whom the Executive will report, so long as such powers and duties are reasonable and customary for such position of an enterprise comparable to the Company.

(b) Duties. During the term of the Executive’s employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive’s employment, it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements and (3) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c) Compensation.

(i) Base Salary. During the term of the Executive’s employment, the Executive shall receive an annual base salary (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, at least equal to the base salary set forth on the signature page hereto. Commencing on March 1, 2005 (the “First Date”), and on each subsequent anniversary date of the First Date as long as the Executive remains an employee of the Company (the First Date and each subsequent anniversary of the First Date being herein referred to as an “Adjustment Date”), the Annual Base Salary of the Executive shall be increased by such amount as the Board of Directors of the Company (the “Board”) in its discretion may determine appropriate. The result of such increase to the then current Annual Base Salary shall constitute the Executive’s Annual Base Salary commencing on the Adjustment Date then at hand and continuing until the next Adjustment Date. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Bonuses. The Company will establish a bonus plan for each fiscal year beginning after the completion of fiscal year 2004 (the “Plan”). The Board or the Compensation Committee of the Board will administer the Plan and establish performance objectives for each year in good faith based on the Company’s annual budget. During the Employment Period, the Executive will be entitled to receive an annual bonus (the “Bonus”) pursuant to the Plan based on the Company’s performance only if the Executive is employed on the last day of the applicable performance period (subject to Section 4). All such Bonuses shall become payable on a date reasonably determined by the Board or Compensation Committee thereof, after the Board or Compensation Committee finally determines (i) that the Company has achieved the applicable performance objectives and (ii) the amount of bonuses that shall be paid to each executive entitled to receive a bonus for the applicable bonus year. In respect of fiscal year 2004, the Executive shall be eligible to receive Bonuses in accordance with the Company’s bonus arrangements with the Executive as in existence prior to the Effective Date. Notwithstanding the immediately preceding sentence, in the event your employment is terminated by the Company without Cause or by you for Good Reason within 12 months of the Effective Date, the Company will pay to you an amount equal to the annual bonus you would have received for fiscal year 2004 under the Company’s Management Incentive Plan (the “MIP”) had you remained employed by the Company for the entire fiscal year, prorated for the number of days you were employed by the Company during fiscal year 2004 (the “2004 Unpaid Bonus Amounts”). Such amount would be paid at the same time that similar bonuses for fiscal year 2004 are paid to the Company’s other employees under the MIP. For purposes of Executive’s annual bonus for fiscal year 2004, the Executive’s bonus “at target” shall be the amount set forth on the signature page hereto under the label “Management Incentive (2004 Target)”.

(iii) Benefits. During the term of the Executive’s employment hereunder, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs, including without limitation the Deferred Compensation Plan and the Executives’ Supplemental Pension Plan, applicable generally to other executives of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, pension, savings, life insurance, dental and disability plans and programs) to the extent applicable generally to other executives of the Company. During the term of the Executive’s employment (the “Employment Period”), the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice existing at the Company prior to the Effective Date (including without limitation the perquisite cash payment for 2004 set forth on the signature page hereto), which perquisites and fringe benefits will be consistent with past practice.

(iv) Expenses. During the term of the Executive’s employment, the Executive shall be entitled to receive reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

(v) Vacation and Holidays. During the term of the Executive’s employment, the Executive shall be entitled to four weeks of paid vacation, to be taken in accordance with the policies of the Company.

(vi) Stock Options. In addition to any benefits the Executive may receive hereunder, the Company may, from time to time, grant Executive stock options (the “Executive Options”) exercisable for shares of capital stock of Holdings and such Executive Options shall have such terms and provisions as may be determined appropriate by the Board. On the Effective Date, the Executive shall be granted the number of Options set forth on the signature page hereto under Holdings’ 2004 Stock Incentive Plan (the “Stock Incentive Plan”).

Section 3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 10(h) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means, with respect to the Executive, the Executive’s inability to perform the duties and obligations required by the Executive’s job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of long term disability coverage under the Borden Chemical, Inc. Total Family

Protection Plan (the “Total Family Protection Plan”); provided, however, that if the Executive has not elected long term disability coverage under the Total Family Protection Plan, then “Disability” shall mean, with respect to the Executive, any medically determined physical or mental impairment (as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably)) that prevents the Executive from performing the duties and obligations required by the Executive’s job for more than 90 days during a period of 180 consecutive days.

(b) Cause. The Executive’s employment may be terminated at any time by the Company for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean an Executive’s (i) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Executive or the Company or economic injury to the Company, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Executive or the Company or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company or (iii) material breach of this Agreement or any other agreement entered into between the Executive and the Company or any of its subsidiaries or Affiliates (other than due to the disability of the Executive or other factors outside of the Executive’s control) after notice and a reasonable opportunity to cure (if such breach can be cured). For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability. For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliate” of the Company means a Person (as defined below) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management V, L.P. or its Affiliates. For purposes of this Agreement, “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c) Good Reason. The Executive’s employment may be terminated at any time by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent: (a) the continued failure to pay compensation when due to the Executive for more than thirty (30) days; (b) a significant diminution in the responsibilities or authority of the Executive other than an insubstantial and inadvertent diminution that is remedied by the Company promptly after receipt of written notice thereof sent by the Executive; (c) a significant diminution in the annual base salary and Bonus to be paid to the Executive (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), or (d) relocation of the Executive’s primary work place, as assigned to him by the Company, beyond a fifty (50) mile radius of the Executive’s current location; provided, however, that none of the events described in the foregoing clauses (a), (b), (c) or (d) shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such events within (x) in the case of clause (a), fifteen (15) days, or (y) in the case of clauses (b), (c) or (d), thirty (30) days, after the Company’s receipt of such written notice.

(d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(h). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be and (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

Section 4. Obligations of the Company upon Termination.

(a) With Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, then the Company will provide the Executive with the following severance payments and/or benefits:

(i) The Company shall pay to Executive in a lump sum (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Bonus earned for any year prior to the year in which the Date of Termination occurs to the extent that Executive is employed on the last day of the applicable performance period and any bonus amount that the Board finally determines he is entitled to received was not paid to Executive by the Company or its Affiliates prior to the Date of Termination, and (iii) amounts with respect to accrued and unused vacation through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”);

(ii) In the event such termination occurs within 12 months of the Effective Date, any 2004 Unpaid Bonus Amounts shall be paid in accordance with Section 2(c)(ii).

(iii) After the Date of Termination, the Company will continue to pay the Executive Annual Base Salary until the earlier of (i) the last date of the period set forth on the signature page hereto under the label “Severance Period” (the “Severance Period”), and (ii) the date the Executive violates the terms of this Agreement;

(iv) After the Date of Termination, the Executive (and the Executive’s eligible family members) will be entitled to continue their participation in the Company’s medical and dental insurance plans at normal associate contribution rates during the period ending on the earlier of (i) the last day of the Severance Period and (ii) the first date as of which the Company ceases to be obligated to make such plans available to the Executive under COBRA (the “COBRA Termination Date”). In the event that the date specified in clause (i) is the earlier date, the Executive (and the Executive’s eligible family members) shall be entitled to continue their participation in the Company’s medical and dental insurance plans during the period from such date until the COBRA Termination Date by paying the full monthly premiums under these plans.

(v) The Company and Parent shall satisfy all obligations to Executive under the terms and conditions of the Deferred Compensation Plan.

Except in the case of a termination by reason of the Executive’s death or Disability, the Company’s obligations to make payments under this Section 4(a) will be conditioned on Executive executing and delivering a customary general release reasonably satisfactory to the parties.

(b) Death; Disability; Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by reason of the Executive’s death or Disability, by the Company for Cause or by the Executive without Good Reason, then the Company shall have no further payment obligations to the Executive other than for (i) payment of Accrued Obligations to the Executive or his legal representatives in the case of the death or, if applicable, the Disability of the Executive and (ii) the continuance of benefits under the Company’s welfare benefit plans to the Date of Termination and in the case of death or Disability, the continuance of death or Disability benefits thereafter in accordance with the terms of such plans and the Company’s perquisite policies as in effect as of such date. In addition, the Company and Parent shall satisfy all obligations to the Executive under the terms and conditions of the Deferred Compensation Plan.

Section 5. Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Non-Compete Period if and to the extent such Work Product results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6. Non-Solicitation; Non-Compete.

(a) During the period commencing on the Effective Date and ending on the first anniversary of the date on which Executive ceases to receive any payments from Parent, the Company or any of its Affiliates related to salary, bonus or severance, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

(b) The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, the Executive agrees that, during the period commencing on the Effective Date and ending on the date on which the Executive ceases to receive any payments related to salary, bonus or severance from the Company or any of its Affiliates (or in the case of a termination by the Company of the Executive’s employment for Cause or a termination by the Executive of his or her employment without Good Reason, the first anniversary of the date on which the Executive ceases to receive such payments) (the “Non-Compete Period”), the Executive shall not directly or indirectly, engage in the production, sale or distribution of any product produced, sold or distributed by the Company or its subsidiaries on the Effective Date or during the Non-Compete Period anywhere in the world in which the Company or its subsidiaries is doing business. For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(d) In the event (i) the Executive materially breaches the terms of this Agreement (including Section 5 or this Section 6 hereof), or materially breaches the terms of any other agreement between the Executive and the Company or its subsidiaries or (ii) the Executive’s employment is terminated by the Company for Cause, then the Company and its subsidiaries (or their designee) shall have the right, but not the obligation, to repurchase all or any portion of the shares of common stock held by the Executive (including any shares of the Company’s common stock received upon a distribution from any deferred compensation plan or any common stock issuable upon exercise of any options held by the Executive) for the lesser of (i) Original Cost and (ii) Fair Market Value (as each such term is defined in the Investor Rights Agreement dated as of the date hereof (the “Investor Rights Agreement”), between BHI Acquisition Corp. and the Holders (as defined therein). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares. The closing date of the purchase pursuant to this Section 6(d) shall take place on a date designated by the Company or its subsidiaries (or their designee), as applicable, in accordance with the provisions of the Investor Rights Agreement. The Company shall have the right to record the transfer of the shares of common stock in connection with such purchase on its books and records without the consent of the Executive.

Section 7. Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

Section 8. Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Section 5 or 6, any severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive’s obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 9. Executive’s Representations, Warranties and Covenants.

(a) The Executive hereby represents and warrants to the Company that:

(1) the Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Executive;

(2) the execution, delivery and performance of this Agreement by the Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject;

(3) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person;

(4) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a legal, valid and binding obligation of the Executive, enforceable in accordance with its terms;

(5) the Executive is a continuing employee of the Company or one of its Affiliates;

(6) the Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

Section 10. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement, the Investor Rights Agreement, the MIP, the Deferred Compensation Plan, the Stock Incentive Plan, and the Total Family Protection Plan embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Original Employment Arrangement and the Sale Participation Agreement dated as of March 25, 2002 between the Company and the Executive shall terminate and be of no further force and effect as of the Effective Date.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto (including, without limitation, Apollo Management V, L.P. and its Affiliates) shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such arbitration and enforcement regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered against the Executive.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company, to:

Borden Chemical, Inc.
180 East Broad Street
Columbus, OH 43215
Facsimile:	(614) 225-2108
Attention:	Nancy G. Brown, Esq.,
Vice President and General Counsel

with a copy (which shall not constitute notice) to:

BHI Acquisition Corp.
c/o Apollo Management V, L.P.
9 West 57th Street
New York, New York 10019
Facsimile:	(212) 515-3288
Attention:	Josh Harris

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Facsimile:	(212) 326-2061
Attention:	John J. Suydam, Esq.

If to the Executive, to the Executive’s address set forth on the signature page hereto.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(m) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(n) Director’s and Officer’s Liability Insurance. The Company shall use all commercially reasonably efforts to obtain and maintain a director’s and officer’s liability insurance policy during the term of the Executive’s employment covering the Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to the Executive’s position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally. The obligations to provide insurance coverage set forth in this Section 10(n) are in addition to, and do not in any way limit, the obligations set forth in Section 3.11 of the Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORDEN CHEMICAL, INC.

By:
Name:
Title:

EXECUTIVE

Signature:

Signature Page Information Continued on Next Page

Executive’s Data Sheet for Signature Page

Name:	Craig O. Morrison
Address:	7774 Tartan Fields Drive; Dublin, OH 43017
Annual Base Salary (2004):	$630,000
Management Incentive (2004 Target):	100% of base salary
Deferred Comp Account:	$1,500,000 invested 519,139 deferred common stock units
Stock Options:	1,297,847 with a strike price of $2.89
Severance Period:	18 months
Position:	President and CEO
Reports to:	Board
Perquisite Cash Payment (2004):	$40,000
Vacation:	4 weeks